Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (“Amendment”), dated as of October 17, 2007, among THE RYLAND GROUP, INC., a Maryland corporation (the “Borrower”), the Lenders that are identified on the signature pages hereto and JPMORGAN CHASE BANK, N.A., as Agent (the “Agent”).

RECITALS

WHEREAS, the Borrower, the Lenders identified on the signature pages hereto, certain other Lenders and Agent are parties to that certain Credit Agreement dated as of January 12, 2006 (as it may be amended, renewed and restated from time to time, the “Credit Agreement”) (all capitalized terms not defined herein shall have the meanings given such terms in the Credit Agreement);

WHEREAS, the Borrower and the Lenders desire to amend the Credit Agreement for the purposes hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows:

1.             Amendment of Article 1.

(a)         The following defined terms in Article 1 of the Credit Agreement are hereby amended and restated as follows:

“Consolidated Interest Incurred” means for any period, for the Borrower and the Guarantors (specifically excluding any Subsidiaries that are not Guarantors) on a consolidated basis, interest expense plus interest capitalized into inventory in such period.  To the extent that under GAAP premiums on prepayment of Indebtedness would be included in interest expense, such premiums shall not be included in Consolidated Interest Incurred.

“EBITDA” means, for any period, (i) the sum of the following amounts:  (a) Consolidated Net Income for such period; (b) cash distributions received by Borrower from the Financial Services Segment not otherwise included in the determination of such Consolidated Net Income; (c) income and franchise taxes deducted from revenues in determining such Consolidated Net Income; (d) depreciation and amortization deducted from revenues in determining such Consolidated Net Income; (e) interest expense deducted from revenues in determining such Consolidated Net Income (including, without duplication, previously capitalized interest expense which would be included in “Cost of Goods Sold” and deducted from revenues in determining such Consolidated Net Income on a combined income statement of the Borrower and the Guarantors); (f) other non-cash charges and expenses (including but not limited to asset impairment charges for land inventory, investments in Joint Ventures, goodwill and option forfeiture costs) deducted in the determination of such Consolidated Net Income; and (g) any losses arising outside of the ordinary course of business which have been included in the determination of such Consolidated Net Income; less (ii) the sum of (x) any non-cash credits included in the determination of such Consolidated Net Income, (y) any gains arising outside of the ordinary course of business included in the determination of such Consolidated Net Income and (z) any interest income included in the determination of such Consolidated Net Income.

“Financial Services Segment” means the business segment of the Borrower and its Subsidiaries engaged in mortgage banking (including the title and escrow business), insurance, mortgage servicing, securities issuance, bond administration and management services and related activities, which segment currently consists principally of the activities of Ryland Mortgage Company and its Subsidiaries and of the Insurance Segment but excludes the Limited-Purpose Subsidiaries.

“Leverage Ratio” means, at any date, the ratio of (a) Consolidated Indebtedness at such date, less unrestricted cash of the Borrower and Guarantors in excess of $25,000,000 but not to exceed $300,000,000 to (b) the sum of Consolidated Indebtedness and Consolidated Tangible Net Worth at such date.

(b)        The following defined terms are hereby added to Article 1 of the Credit Agreement:

“Coverage Test Failure Quarter” is defined in Section 6.25(b).

“Insurance Segment” means the business segment of the Borrower and its Subsidiaries engaged in the insurance business.

“Interest Coverage Ratio” means, as of the end of each fiscal quarter of the Borrower for the twelve-month period ending on such date, the ratio of (a) EBITDA for the applicable period to (b) Consolidated Interest Incurred for the applicable period, less interest income included in revenues in determining Consolidated Net Income for such period.

“Interest Coverage Test” is defined in Section 6.25(b).

“Permitted Leverage Ratio” means, at the date hereof, 57.5%, as such amount may hereafter be adjusted from time to time as provided in Section 6.25.

2.             Reduction of Aggregate Commitment.  Pursuant to Section 2.5.2 of the Credit Agreement, the Aggregate Commitment is hereby reduced from $1,133,500,000 to $750,000,000, allocated to each Lender’s Commitment ratably.  The amounts of the reduced Commitments of the Lenders are set forth in Schedule I hereto.

3.             Pricing.  The Pricing Schedule attached to the Credit Agreement is hereby deleted and replaced by the Pricing Schedule attached hereto.

4.             Limitation on Guarantee Obligations.  Section 6.13(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)           the Borrower and any Guarantor may incur Guarantee Obligations, not to exceed (i) $65,000,000 in the aggregate at any time in respect of obligations of entities in the Insurance Segment and (ii) $35,000,000 in the aggregate at any time in respect of obligations of entities in the Financial Services Segment (other than the Insurance Segment).

5.             Consolidated Tangible Net Worth.  Section 6.24 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.24         Consolidated Tangible Net Worth.  The Borrower shall not permit Consolidated Tangible Net Worth at any time to be less than the sum of (a) $1,000,000,000 plus (b) 50% of the Consolidated Net Income (without deduction for losses sustained during any fiscal quarter) for each fiscal quarter subsequent to the fiscal quarter ended June 30, 2007, plus (c) 50% of the net proceeds from any equity offerings of the Borrower from and after June 30, 2007.  Notwithstanding the foregoing, in the event that the Borrower shall at any time engage in an Acquisition with a purchase price (determined under GAAP) equaling or exceeding $100,000,000, the minimum Consolidated Tangible Net Worth requirement shall be adjusted to the sum of (i) 80% of Consolidated Tangible Net Worth at the end of the fiscal quarter in which the closing of such Acquisition occurs, plus (ii) an amount equal to 50% of the Consolidated Net Income (without deduction for losses sustained in any fiscal quarter) for each fiscal quarter subsequent to the closing of such Acquisition, plus (iii) 50% of the net proceeds received by the Borrower for any capital stock issued after the closing of such Acquisition.

6.             Leverage Ratio.  Section 6.25 of the Credit Agreement is hereby amended and restated in its entirety as follows:

6.25         Leverage Ratio.

(a)           Leverage Covenant.  As of the last day of each fiscal quarter of the Borrower (beginning with the fiscal quarter ending September 30, 2007), the Leverage Ratio shall be less than or equal to the then applicable Permitted Leverage Ratio (the “Leverage Covenant”).

(b)           Interest Coverage Test.  If at any time Borrower shall fail to maintain, for two (2) consecutive fiscal quarters, an Interest Coverage Ratio, determined as of the last day of each fiscal quarter for the four-quarter period ending on such day, of at least 2.0 to 1.0 (the “Interest Coverage Test”), then the Permitted Leverage Ratio for the fiscal quarter next succeeding the second such consecutive fiscal quarter with respect to which Borrower shall have so failed the Interest Coverage Test (such second consecutive fiscal quarter being herein referred to as the “Coverage Test Failure Quarter”) shall be decreased as follows:  (i) if the Permitted Leverage Ratio for the Coverage Test Failure Quarter was 57.5%, the Permitted Leverage Ratio for the next succeeding fiscal quarter shall be decreased by 5% to 52.5%; and (ii) if the Permitted Leverage Ratio for the Coverage Test Failure Quarter was less than 57.5%, the Permitted Leverage Ratio for the next succeeding fiscal quarter shall be decreased by 2.5%.   (By way of example, if the Permitted Leverage Ratio for the Coverage Test Failure Quarter was 52.5%, the Permitted Leverage Ratio for the next succeeding fiscal quarter shall be 50.0%.)  The decreased Permitted Leverage Ratio shall remain in effect unless and until further decreased pursuant to this Section 6.25(b) or increased pursuant to Section 6.25(c).

(c)           Adjustment of Permitted Leverage Ratio.  If at any time at which the Permitted Leverage Ratio is less than 57.5%, Borrower shall have satisfied the Interest Coverage Test (which for purposes of this Section 6.25(c) shall be deemed satisfied only if, on the same day on which Borrower satisfies the Interest Coverage Test, Borrower is also in compliance with the Leverage Covenant), then the Permitted Leverage Ratio, effective as of the fiscal quarter immediately following the fiscal quarter with respect to which Borrower shall have so satisfied the Interest Coverage Test, shall be increased as follows:  (i) upon satisfaction of the Interest Coverage Test on a date on which the Permitted Leverage Ratio is 52.5%, the Permitted Leverage Ratio for the next fiscal quarter shall be increased to 57.5%; and (ii) upon satisfaction of the Interest Coverage Test on a date on which the Permitted Leverage Ratio is less than 52.5%, the Permitted Leverage Ratio for the next fiscal quarter shall be increased by 2.5%.   (By way of example, if the Permitted Leverage Ratio was 47.5% prior to the satisfaction of the Interest Coverage Test, the Permitted Leverage Ratio for the next fiscal quarter shall be 50.0%.)  The increased Permitted Leverage Ratio shall remain in effect unless and until further increased pursuant to this Section 6.25(c) or decreased pursuant to Section 6.25(b). In no event shall the Permitted Leverage Ratio exceed 57.5%.

(d)           Measure of Compliance.  Borrower’s satisfaction of the Interest Coverage Test shall be measured on a quarterly basis, based on the financial statements delivered to Agent pursuant to Section 6.1(a) or (b).  A failure to satisfy the Interest Coverage Test alone shall not constitute a Default or Unmatured Default.

7.             Section 6.26.  Section 6.26 is hereby deleted from the Credit Agreement.

8.             Conditions Precedent.  This Amendment shall be effective as of the date (“Amendment Effective Date”) upon which the following conditions are satisfied:

(a)         The Agent shall have received from the Borrower and the Required Lenders a counterpart of this Amendment signed on behalf of each such party.

(b)        The Agent shall have received from the Guarantors the Consent and Agreement substantially in the form attached hereto as Appendix A.

(c)         The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization or formation, existence and good standing of the Borrower, the authorization of this Amendment and any other legal matters relating to the Borrower, the Agreement or this Amendment, all in form and substance satisfactory to the Agent and its counsel.

(d)        The Agent shall have received all fees and other amounts due and payable on or prior to the Amendment Effective Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Agent shall notify the Borrower and the Lenders of the Amendment Effective Date, and such notice shall be conclusive and binding.

9.             Representations and Warranties.  The Borrower hereby represents and warrants that as of the date hereof:

(a)           The representations and warranties of the Borrower in the Credit Agreement are true and correct in all material respects.

(b)           There exists no Default or Unmatured Default.

10.           Ratification.  The Credit Agreement, as amended hereby, is hereby ratified and remains in full force and effect.

11.           Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement and any of the parties hereto may execute this Amendment by signing any such counterpart.

12.           Choice of Law.  This Agreement shall be construed in accordance with the internal laws (but without regard to the conflict of laws provisions) of the State of New York, but giving effect to federal laws applicable to national banks.

IN WITNESS WHEREOF, the Borrower and the undersigned Lenders have caused this Amendment to be duly executed as of the date first above written.

Borrower:

THE RYLAND GROUP, INC.

By:
Name:
Title:

Lenders:

JPMORGAN CHASE BANK, N.A., As Lender and Agent

By:
Name:
Its:

[Other Lender Signatures]

PRICING SCHEDULE

	Level I	Level II	Level III	Level IV	Level V
Rating	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	BB+/Bal	BB/Ba2 or below or no Rating
Leverage Ratio	< 30%	> 30% < 40%	> 40% < 50%	> 50% < 55%	> 55%
Applicable Margin	0.625%	0.75%	0.875%	1.125%	1.50%
Applicable Fee Rate	0.15%	0.175%	0.20%	0.225%	0.25%

“Rating” means the higher of the publicly announced ratings of the Borrower’s senior unsecured public debt by Moody’s and S&P.  If only one of Moody’s or S&P announces a rating of the Borrower’s senior unsecured public debt, no Rating shall be deemed to exist.

If the Level as determined by the Rating is not the same as the Level as determined by the Leverage Ratio, but no more than one Level apart, then the Applicable Margin and the Applicable Fee Rate shall correspond to the Level which causes pricing to be lower.  If the Level as determined by the Rating is more than one Level different from the Level as determined by the Leverage Ratio, then the Applicable Margin and the Applicable Fee Rate shall be one Level lower (i.e., lower pricing) than the higher of such two Levels.

Notwithstanding the foregoing, at any time at which the Interest Coverage Ratio is less than 2.00 to 1.00, the Applicable Margin and Applicable Fee Rate determined as provided above shall be increased based upon the Interest Coverage Ratio as follows:

Interest Coverage Ratio	Less than 2.0 to 1.0 but greater than or equal to 1.5 to 1.0	Less than 1.5 to 1.0 but greater than or equal to 1.0 to 1.0	Less than 1.0 to 1.0
Increase in Applicable Margin and Applicable Fee Rate	0.125%	0.25%	0.375%

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s status as reflected in the then most recent Ratings and the then most recent annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(a) or (b) (the “Financials”).  Adjustments, if any, to the Applicable Margin or Applicable Fee Rate resulting from changes in the Leverage Ratio or Interest Coverage Ratio shall be effective five Business Days after the Agent has received the applicable Financials.  If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.  The Rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.

In the event that any of the Financials or any certificate delivered by Borrower under Section 6.2(b) is shown to be inaccurate (regardless of whether this Agreement is in effect or any Loans or Commitments are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin and Applicable Fee Rate for any period (an “Applicable Period”) than the Applicable Margin and Applicable Fee Rate actually applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Agent a correct certificate under Section 6.2(b) for such Applicable Period, (ii) the Applicable Margin and Applicable Fee Rate shall be determined at such higher Applicable Margin and Applicable Fee Rate for such Applicable Period, and (iii) the Borrower shall immediately pay to the Agent (for the benefit of the Lenders) the accrued additional interest and additional fees owing as a result of such higher Applicable Margin and Applicable Fee Rate for such Applicable Period.

In the event that any of the Financials or any certificate delivered by Borrower under Section 6.2(b) is shown to be inaccurate and such inaccuracy, if corrected, would have led to the application of a lower Applicable Margin and Applicable Fee Rate for any Applicable Period than the Applicable Margin and Applicable Fee Rate actually applied for such Applicable Period, and provided such inaccuracy was not as a result of any fraudulent act, then (i) the Borrower may, within 60 days of its discovery of such inaccuracy (but in no event later than one (1) year after delivery of the inaccurate Financials or certificate), deliver to the Agent a correct certificate under Section 6.2(b) for such Applicable Period and (ii) provided this Agreement is then in effect, Borrower may, from time to time after timely delivery of such correct certificate, offset, against payments of interest and fees thereafter payable under this Agreement to any Lender that received payments of interest and fees for the Applicable Period (“Overpayments”) in excess of the fees and interest that would have been payable to such Lender if such payment had been made based upon the corrected Financials and certificate, amounts not to exceed in the aggregate the Overpayments received by such Lender. No Lender shall have any liability or obligation with respect to any Overpayment received by any other Lender nor shall any Lender have any liability or obligation with respect to any Overpayment received by it other than Borrower’s right of offset hereunder.

2

SCHEDULE I

COMMITMENTS

Lender                                                                                                                    Commitment

Total                                                                                                            $750,000,000.00

1

Appendix A

CONSENT AND AGREEMENT OF GUARANTORS

THIS CONSENT AND AGREEMENT OF GUARANTORS (“Consent”) is executed and delivered as of October 17, 2007, by the undersigned (the “Guarantors”), in favor of the “Lenders” under that certain Credit Agreement dated January 12, 2006, among The Ryland Group, Inc., the Lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., in its capacity as Agent.  Such Credit Agreement, as it has been and may be amended, modified or supplemented from time to time, is hereinafter referred to as the “Credit Agreement.”  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Guarantors have executed and delivered a Guaranty dated January 12, 2006 in favor of the Lenders under the Credit Agreement or a Supplemental Guaranty thereto (collectively, the “Guaranty”); and

WHEREAS, the Borrower, the Agent and certain Lenders have entered into that certain First Amendment to Credit Agreement of even date herewith amending the Credit Agreement (the “Amendment”); and

WHEREAS, it is a condition to the Amendment that the Guarantors shall have executed this Consent;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors hereby consent to the Amendment and agree that the Guaranty continues in full force and effect.

IN WITNESS WHEREOF, this Consent has been duly executed by the Guarantors as of the day and year first set forth above.

[Guarantors]